Exhibit 99.1

Oklahoma City, November 15, 2019 — Chaparral Energy, Inc. (NYSE: CHAP) (the “Company”) announced today that on November 11, 2019, the Company was notified by the New York Stock Exchange (“NYSE”) that the average closing price of the Company’s shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE. Under the NYSE’s rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement.

Under NYSE rules, the Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

The Company will be notifying the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirements.

About Chaparral

Chaparral Energy, Inc. (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s STACK/Merge Play, where it has approximately 129,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 218,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact

Scott Pittman

Chief Financial Officer

405-426-6700

investor.relations@chaparralenergy.com